Exhibit 99.1
Contact:
Financial Dynamics
Julie Huang
212-850-5628
hgrd@fd-us.com
For Immediate Release
Health Grades, Inc. Announces 2006 Revenue and Operating Margin Forecast
- Update on Hewitt Agreement and 2005 Forecast Revenue and Diluted Earnings Per Share Provided -
Golden, Colo. (January 18, 2006) — Health Grades, Inc. (“HealthGrades”) (NASDAQ: HGRD), the leading independent healthcare ratings company, today announced its 2006 revenue growth and operating margin forecast. HealthGrades is targeting at least 40% revenue growth over 2005 and an operating margin of approximately 25% in 2006.
Included in the 2006 operating margin forecast is the anticipated impact of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”). SFAS 123R requires, among other items, that HealthGrades begin recording compensation expense related to stock options granted to employees, beginning on January 1, 2006. The anticipated impact of this change for 2006 is expected to be slightly under $1.0 million of expense. Absent the impact of SFAS 123R in 2006, which the company anticipates will reduce operating margin by approximately 3%, the company would have been targeting an operating margin of approximately 28%.
HealthGrades expects its 2006 revenue growth and operating margins to be higher in the second half of the year compared to the first half, as the company continues to invest in a number of strategic initiatives. These strategic initiatives include, among other things, new product development, the re-design of current employer applications and the company’s agreement with Hewitt, which may have a delayed implementation as further described below.
On July 7, 2005, HealthGrades filed a Form 8-K with the Securities and Exchange Commission which contained a description of the Development and Services Agreement (the “Agreement”), between HealthGrades and Hewitt Associate, LLC.
Pursuant to the Agreement, during an initial evaluation period that ended on December 31, 2005, HealthGrades provided pilot services to a Hewitt client. In addition, during the evaluation period, Hewitt evaluated HealthGrades’ capacity to collect, process, integrate, deploy, maintain and update provider-specific data received from health plans that will enable a Hewitt client participant to determine the identity of providers in a health plan’s network (“Network Tag Services”). The Agreement provides that if Hewitt determines that the pilot services were not successful or otherwise do not warrant continuation of the Agreement, or if Hewitt determines that Health Grades is not capable of providing the Network Tag Services, under specified circumstances, Hewitt may terminate the Agreement, or, in connection with Network Tag Services, continue the agreement subject to fee reductions.
Hewitt has advised HealthGrades that it currently believes HealthGrades will ultimately provide the services called for by the Agreement, but it will take a longer period of time before HealthGrades will be able to do so. Hewitt has called for a one year extension of the evaluation period, together with certain modifications of the Agreement.
HealthGrades believes it has fulfilled all of its requirements with respect to the pilot services and the Network Tag Services during the initial evaluation period. Health Grades is currently engaged in discussions with Hewitt as to appropriate actions to be taken by the parties. HealthGrades’ previous forecasts regarding revenues under the Agreement may be subject to modification depending on the outcome of HealthGrades’ discussions with Hewitt.
Finally, the company also updated its revenue forecast and reaffirmed its earnings forecast for the year ended December 31, 2005. The company expects to report revenue growth of slightly below 45%, the low end of its previously announced revenue forecast range, and continues to expect to report diluted earnings per share toward the higher end of its range of $0.10 to $0.13 per share. The Company currently expects to report financial results for the fourth quarter and year ended December 31, 2005 in February.
About HealthGrades
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including statements relating to the company’s expected revenue growth and operating margin in and during the first and second half of 2006, anticipated impact of SFAS 123R, the company’s investment in a number of strategic initiatives, the potential modification of the company’s previous forecasts regarding revenues under the Hewitt agreement and the company’s updated revenue and earnings forecast for the year ended December 31, 2005. Actual results may differ materially from those described in such forward-looking statements due to several factors, including the impact of any equity grants in 2006 greater than currently anticipated, the company’s inability to continue accelerating sales of its hospital marketing arrangements, a decline in anticipated retention rates in its hospital arrangements, the company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business, a significant delay in the implementation of the Hewitt agreement or unfavorable modifications to the Hewitt agreement, and other factors described in the company’s filings with the Securities and Exchange Commission. The company does not undertake to update its forward-looking statements.